Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES RESULTS FOR 2008 FOURTH QUARTER, FULL YEAR
CLEVELAND – February 26, 2009 – OM Group, Inc. (NYSE: OMG) announced today financial results for the fourth quarter and full year ended December 31, 2008.
Fourth-quarter and full-year highlights:
•	Full year 2008 net sales grew 70 percent to a record $1.7 billion, despite a 4 percent drop in net sales during the fourth quarter compared to a year ago.

•	Fourth-quarter net loss of $1.08 per diluted share included a non-recurring income tax benefit of $0.71 per diluted share, a non-cash inventory charge of $0.63 per diluted share, and a non-cash goodwill impairment charge of $0.29 per diluted share.

•	Cash flow from operating activities climbed in 2008 to $119.7 million in the fourth quarter, $172.1 million for the full year.

•	Cash balance at year-end was $244.8 million with additional liquidity available from revolvers of $75 million in the US and €25 million in Finland.
FOURTH-QUARTER RESULTS
Net sales for the fourth quarter of 2008 were $296.6 million compared with $309.4 million in the corresponding period of 2007. Lower volume across most end markets, a decrease in metal resale and lower pricing in Advanced Materials were partially offset by the benefits from higher revenue from the electronic technologies acquisition and favorable pricing in Advanced Organics.
Net loss in the fourth quarter of 2008 was $32.7 million, or $1.08 per diluted share, compared with last year’s fourth-quarter net income of $48.0 million, or $1.58 per diluted share. Included in the 2008 period is a non-cash inventory charge of $26.9 million, or $0.63 per diluted share, to reduce the carrying value of certain inventory to market value; a non-recurring income tax benefit of $21.5 million, or $0.71 per diluted share, related to the company’s electing to take foreign tax credits on prior-year U.S. tax returns; and a non-cash $8.8 million charge, or $0.29 per diluted share, for goodwill impairment.
“Like many companies, we faced rapidly deteriorating market conditions in the fourth quarter of 2008, which partially mitigated the significant gains we had made earlier in the year,” said Joseph M. Scaminace, chairman and chief executive officer. “The impact on profitability from this unprecedented drop in demand during the fourth-quarter was further compounded by a steep decline in cobalt prices. Despite these negative macroeconomic forces, we were able to generate significant cash from operations. Coupled with our low level of debt, we are pleased with the financial flexibility we created for the company during the year.”
Gross profit fell to $3.6 million, or 1.2 percent of sales, in the fourth quarter of 2008 versus $84.2 million, or 27.2 percent of sales, in the comparable 2007 quarter. The decline is attributable primarily to the lower volumes and the rapid decline in the cobalt reference price and its effect on selling prices relative to raw material costs. Included in the 2008 period was an inventory adjustment of $26.9 million to reduce the carrying value of certain inventory to market value.

Selling, general and administrative (SG&A) expenses increased to $40.7 million, or 13.7 percent of sales, in the fourth quarter of 2008 compared with $28.7 million, or 9.3 percent of sales, in the fourth quarter of 2007, due primarily to the acquired electronic technologies businesses that were not included in the 2007 period.
Operating loss in the fourth quarter of 2008 was $46.0 million compared with operating profit of $55.5 million in the prior-year period, driven primarily by the decline in gross profit and an $8.8 million goodwill impairment charge.
Loss from continuing operations was $33.0 million, or $1.09 per diluted share, in the fourth quarter of 2008, compared with income from continuing operations of $46.4 million, or $1.53 per diluted share, in the fourth quarter of 2007. Income tax in the fourth quarter of 2008 was a net benefit of $18.8 million, which includes the foreign tax credit benefit of $21.5 million previously mentioned and income tax expense of $21.1 million related to earlier periods of 2008, due to a change in the effective income tax rate for the full year 2008 made during the fourth quarter.
Net cash provided by operating activities in the fourth quarter of 2008 was $119.7 million compared with $12.2 million in the fourth quarter of 2007. The increase was the result of lower net working capital driven primarily by lower cobalt prices.
FULL-YEAR RESULTS
Net sales for 2008 were a record $1.7 billion compared with $1.0 billion in 2007. The improvement was driven by higher product selling prices, acquisitions, increased cobalt metal resale and sales volume growth. 2008 net income was $135.0 million, or $4.45 per diluted share, compared with $246.9 million, or $8.15 per diluted share, in 2007. Included in the results from 2007 are $63.1 million of income from discontinued operations and a $72.3 million gain on the sale of discontinued operations, both related principally to the Nickel business that was sold in the first quarter of 2007. Income from continuing operations was $134.9 million, or $4.45 per diluted share, for 2008 compared with $111.5 million, or $3.68 per diluted share, in 2007.
Gross profit rose to $352.5 million in 2008 compared with $313.2 million in 2007. As a percentage of net sales, gross profit fell to 20.3 percent from 30.7 percent, due primarily to the rapid decline in the cobalt reference price in the second half of the year and its effect on selling prices relative to raw material costs as well as $27.7 million in adjustments to reduce the carrying value of certain inventory to market value.
SG&A expenses were $166.1 million in 2008 compared with $117.0 million in 2007. The increase was due primarily to expenses from the acquired coatings and electronic technologies businesses. Operating profit fell to $177.6 million, or 10.2 percent of sales, in 2008 versus $196.2 million, or 19.2 percent of sales, in 2007.
Net cash provided by operating activities rose to $172.1 million in 2008 compared with $41.0 million last year. This improved performance was attributable to higher income from continuing operations and cash provided by working capital as cobalt prices fell in the second half of 2008. Cash provided by operations as well as available credit facilities should provide adequate liquidity for OMG’s working capital, debt service and capital expenditure requirements in 2009.
BUSINESS SEGMENT RESULTS
Advanced Materials
In the fourth quarter of 2008, net sales for the Advanced Materials segment were $194.1 million compared with $222.3 million in the fourth quarter of last year. The decrease was driven by lower sales volume of metal resale, lower product selling prices due to a decrease in the reference price for cobalt, and lower overall volume. Excluding metal resale and copper by-product sales, volume fell 4 percent in the fourth quarter of 2008 compared with the same quarter last year.

Operating loss for the segment for the fourth quarter was $16.0 million compared with a profit of $64.5 million in the prior-year quarter. The impact of a rapid decline in cobalt reference price, lower volume and higher manufacturing and non-cobalt raw material costs led to the decline in profit. For the 2008 fourth quarter, cobalt prices averaged $20.81 per pound compared with $32.54 per pound during the third quarter of 2008 and $32.68 per pound during the fourth quarter of 2007. The current period includes an inventory charge of $19.9 million to reduce the carrying value of certain inventory to market value.
Full year 2008 net sales for the segment were $1.2 billion, compared with $721.9 million in 2007. Increased product selling prices, higher cobalt metal resale and copper by-product sales, and higher volumes contributed to the increase. Operating profit fell to $203.5 million in 2008 compared with $212.6 million in 2007 due to $20.7 million of inventory charges to reduce the carrying value of certain inventory to market value, an unfavorable currency impact and increased manufacturing and non-cobalt raw material costs. These decreases were partially offset by higher volume, favorable pricing and increased copper by-product sales.
Specialty Chemicals
Net sales from the Specialty Chemicals segment were $102.7 million in the fourth quarter of 2008 compared with $87.2 million in the same quarter last year. The improvement was due primarily to acquisitions and higher selling prices in Advanced Organics, partially offset by lower volumes.
Operating loss was $19.1 million in the fourth quarter of 2008 compared with operating profit of $3.1 million in the prior-year quarter, due to lower volume, a $7.0 million inventory charge to reduce the carrying value of certain inventory to market value, additional expenses from the newly acquired businesses and the goodwill impairment charge.
Full year 2008 net sales for the segment increased to $546.7 million, compared with $303.9 million in 2007. Acquisitions and increased product selling prices were the main factors leading to the sales improvement, partially offset by lower volumes. Operating profit was $11.2 million in 2008 compared with $18.2 million in 2007 as benefits from acquisitions were offset by decreased volume, the charge for goodwill impairment and inventory adjustments.
OUTLOOK
“At the present time, we see no immediate recovery from the prevalent uncertainty and weak end-market demand created in the fourth quarter of 2008,” said Scaminace. “Likewise, we expect cobalt prices in 2009 to remain lower on a year-over-year basis, which will further challenge our relative earnings potential. While both will influence the rate at which we can continue to implement our growth strategy in 2009, our focus and resolve to achieve our stated goals of delivering sustainable and profitable volume growth and driving consistent financial performance remain unchanged.”

Scaminace noted that the company is dealing with the uncertain economic outlook by implementing a number of additional cost containment measures aimed at further leveraging margin growth and profitability, including eliminating 2009 salary increases where possible, reducing headcount, reprioritizing capital projects and cutting discretionary spending. “With the benefit of a strong, clean balance sheet, we are cautiously optimistic that we are in a sound position to manage through the economic uncertainty ahead,” Scaminace concluded.
WEBCAST INFORMATION
OM Group has scheduled a conference call and live audio broadcast on the Web for 10 a.m. Eastern time today. Investors may access the live audio broadcast by logging on to www.omgi.com. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. A webcast audio replay will be available on the “Investor Relations — Presentations” page of the company’s Web site three hours after the call.

ABOUT OM GROUP, INC.
OM Group, Inc. is a diversified global developer, producer and marketer of value-added specialty chemicals and advanced materials that are essential to complex chemical and industrial processes. Key technology- based end-use applications include affordable energy, portable power, clean air, clean water, and proprietary products and services for the microelectronics industry. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
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For more information, contact: Troy Dewar, director, investor relations, at +1-216-263-7765.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the potential impact that the recent global economic and financial market crisis may have on our business and operations, including future goodwill impairments; the direction and pace of our strategic transformation, including identification of and the ability to finance potential acquisitions; the operation of our critical business facilities without interruption; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the demand for metal-based specialty chemicals and products in the Company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(In thousands)	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$244,785	$100,187
Accounts receivable	130,217	178,481
Inventories	306,128	413,434
Other current assets	114,286	64,431

Total current assets	795,416	756,533

Property, plant and equipment, net	245,202	288,834
Goodwill	268,677	322,172
Intangible assets	84,824	46,454
Notes receivable from joint venture partner	13,915	24,179
Other non-current assets	26,393	31,038

Total assets	$1,434,427	$1,469,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$80	$513
Accounts payable	89,470	214,244
Accrued income taxes	17,677	32,040
Accrued employee costs	31,168	34,707
Other current liabilities	21,074	25,435

Total current liabilities	159,469	306,939

Long-term debt	26,064	1,136
Deferred income taxes	26,764	29,645
Minority interests	47,429	52,314
Other non-current liabilities	44,052	50,790

Total stockholders’ equity	1,130,649	1,028,386

Total liabilities and stockholders’ equity	$1,434,427	$1,469,210

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Income

	Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except per share data)	2008	2007	2008	2007
Net sales	$296,599	$309,367	$1,736,849	$1,021,501
Cost of products sold (excluding lower of cost or market charge)	266,079	225,182	1,356,573	708,257
Lower of cost or market inventory charge	26,922	—	27,728	—

Gross profit	3,598	84,185	352,548	313,244
Goodwill impairment	8,800	—	8,800	—
Selling, general and administrative expenses	40,748	28,733	166,126	117,009

Operating profit	(45,950)	55,452	177,622	196,235
Other income (expense):
Interest expense	(305)	(297)	(1,597)	(7,820)
Loss on redemption of Notes	—	—	—	(21,733)
Interest income	511	8,279	1,920	23,922
Foreign exchange gain (loss)	(4,613)	2,138	(3,744)	8,100
Other income (expense), net	(1,348)	550	(1,913)	(449)

	(5,755)	10,670	(5,334)	2,020

Income (loss) from continuing operations before income tax (expense) benefit and minority interest	(51,705)	66,122	172,288	198,255
Income tax (expense) benefit	18,842	(18,596)	(16,076)	(76,311)
Minority partners’ share of (income) loss	(155)	(1,085)	(21,301)	(10,405)

Income (loss) from continuing operations	(33,018)	46,441	134,911	111,539
Discontinued operations:
Income from discontinued operations, net of tax	303	1,546	92	63,057
Gain on sale of discontinued operations, net of tax	—	—	—	72,270

Total income from discontinued operations, net of tax	303	1,546	92	135,327

Net income (loss)	$(32,715)	$47,987	$135,003	$246,866

Net income (loss) per common share — basic:
Continuing operations	$(1.09)	$1.55	$4.48	$3.73
Discontinued operations	0.01	0.05	—	4.52

Net income	$(1.08)	$1.60	$4.48	$8.25

Net income (loss) per common share — assuming dilution:
Continuing operations	$(1.09)	$1.53	$4.45	$3.68
Discontinued operations	0.01	0.05	—	4.47

Net income	$(1.08)	$1.58	$4.45	$8.15

Weighted average shares outstanding
Basic	30,180	30,040	30,124	29,937
Assuming dilution	30,180	30,397	30,358	30,276

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows

	For the Year Ended
(In thousands)	2008	2007
Operating activities
Net income	$135,003	$246,866
Adjustments to reconcile net income to net cash provided by operating activities:
Total income from discontinued operations	(92)	(135,327)
Loss on redemption of Notes	—	21,733
Depreciation and amortization	56,116	33,229
Share-based compensation expense	7,621	7,364
Minority partners’ share of income	21,301	10,405
Gain on cobalt forward purchase contracts	(4,002)	(6,735)
Interest income receivable from joint venture partner	3,776	(3,776)
Lower of cost or market inventory charge	27,728	—
Goodwill impairment	8,800	—
Other non-cash items	7,358	(25,169)
Changes in operating assets and liabilities, excluding the effect of business acquisitions:
Accounts receivable	48,641	(38,364)
Inventories	76,985	(165,694)
Accounts payable	(124,712)	92,161
Refundable, prepaid and accrued income taxes	(64,455)	17,455
Other, net	(27,944)	(13,144)

Net cash provided by operating activities	172,124	41,004

Investing activities
Expenditures for property, plant and equipment	(30,712)	(19,357)
Net proceeds from the sale of the Nickel business	—	490,036
Proceeds from settlement of cobalt forward purchase contracts	10,736	—
Other investing activities	2,042	(335,430)

Net cash provided by (used for) investing activities	(17,934)	135,249

Financing activities
Payments of long-term debt and revolving line of credit	(45,513)	(400,000)
Proceeds from the revolving line of credit	70,000	—
Premium for redemption of notes	—	(18,500)
Payment of loan from consolidated joint venture partner	(2,657)	—
Distributions to joint venture partners	(26,184)	(1,350)
Payment related to surrendered shares	(3,251)	—
Proceeds from exercise of stock options	874	11,344
Excess tax benefit on exercise of stock options	28	1,744

Net cash used for financing activities	(6,703)	(406,762)

Effect of exchange rate changes on cash	(2,889)	1,440

Cash and cash equivalents
Increase (decrease) from continuing operations	144,598	(229,069)
Discontinued operations — net cash provided by operating activities	—	48,508
Discontinued operations — net cash used for investing activities	—	(1,540)
Balance at the beginning of the year	100,187	282,288

Balance at the end of the year	$244,785	$100,187

OM Group, Inc. and Subsidiaries
Segment Information

	Three Months Ended December 31,		For the Year Ended December 31,
(In thousands)	2008	2007	2008	2007
Net Sales
Advanced Materials	$194,122	$222,271	$1,192,423	$721,874
Specialty Chemicals	102,739	87,196	546,675	303,897
Intersegment items	(262)	(100)	(2,249)	(4,270)

	$296,599	$309,367	$1,736,849	$1,021,501

Operating profit (loss)
Advanced Materials	$(16,025)	$64,450	$203,545	$212,609
Specialty Chemicals	(19,125)	3,132	11,168	18,176
Corporate	(8,623)	(11,444)	(37,540)	(35,807)
Intersegment items	(2,177)	(686)	449	1,257

	$(45,950)	$55,452	$177,622	$196,235

OM Group, Inc. and Subsidiaries
Non-GAAP Financial Measure

	Three months ended		Three months ended
	December 31, 2008		December 31, 2007
(in thousands, except per share data)	$	Diluted EPS	$	Diluted EPS

Net income (loss) as reported	$(32,715)	$(1.08)	$47,987	$1.58

Less:
Total income from discontinued operations	303	0.01	1,546	0.05

Income (loss) from continuing operations — as reported	$(33,018)	$(1.09)	$46,441	$1.53

Special items — income (expense):
Election to take Foreign Tax Credits on Prior Year Returns	21,536	0.71	—	—
Goodwill impairment	(8,800)	(0.29)	—	—
Interest income on Notes receivable from JV partner	—	—	3,776	0.12
Tax expense related to interest income on Notes from JV partner	—	—	(982)	(0.03)
Tax expense related to repatriation of foreign cash	—	—	(6,911)	(0.22)

Income (loss) from continuing operations — as adjusted for special items	$(45,754)	$(1.51)	$50,558	$1.66

Weighted average shares outstanding — diluted		30,180		30,397

	Year ended		Year ended
	December 31, 2008		December 31, 2007
(in thousands except per share data)	$	Diluted EPS	$	Diluted EPS

Net income as reported	$135,003	$4.45	$246,866	$8.15

Less:
Total income from discontinued operations	92	—	135,327	4.47

Income from continuing operations — as reported	$134,911	$4.45	$111,539	$3.68

Special items — income (expense):
Election to take Foreign Tax Credits on Prior Year Returns	46,636	1.54	—	—
Goodwill impairment	(8,800)	(0.29)	—	—
REM — inventory step-up (COGS), net of tax	(1,222)	(0.04)	—	—
Tax assessment in Canada	(763)	(0.03)	—	—
Environmental charges at closed New Jersey site	—	—	(3,857)	(0.13)
Loss on redemption of Notes	—	—	(21,733)	(0.72)
Tax benefit related to redemption of Notes	—	—	7,607	0.25
Tax expense related to repatriation of foreign cash	—	—	(45,700)	(1.51)
Interest income on Notes receivable from JV partner	—	—	4,526	0.15
Tax expense related to interest income on Notes from JV partner	—	—	(1,177)	(0.04)

Income from continuing operations — as adjusted for special items	$99,060	$3.26	$171,873	$5.68

Weighted average shares outstanding — diluted		30,358		30,276
Use of Non-GAAP Financial Information:
“Income from continuing operations — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for 2008. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income and income from continuing operations), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during 2008 and of the comparability of the 2008 results to the results of prior periods.